Exhibit 12

STATEMENT RE: COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

(Dollar amounts in thousands)

	For the Three Months Ended September 30,
	2009	2008
Earnings available to cover fixed charges:
Income from continuing operations	$12,639	$15,319
Interest expense	20,998	22,841
Redeemable noncontrolling interest in income	401	580

Earnings available to cover net fixed charges	$34,038	$38,740

Fixed charges:
Interest expense	$20,998	$22,841
Interest capitalized	3,389	5,872

Fixed charges	$24,387	$28,713

Preferred stock dividends	2,953	2,953

Fixed charges and preferred stock dividends	$27,340	$31,666

Earnings available to cover fixed charges	$34,038	$38,740
Divided by fixed charges	$24,387	$28,713

Ratio of earnings to fixed charges	1.4x	1.3x

Earnings available to cover fixed charges	$34,038	$38,740
Divided by fixed charges and preferred stock dividends	$27,340	$31,666

Ratio of earnings to combined fixed charges and preferred stock dividends	1.2x	1.2x

STATEMENT RE: COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

(Dollar amounts in thousands)

	For the Nine Months Ended September 30,
	2009	2008
Earnings available to cover fixed charges:
Income from continuing operations	$44,281	$42,182
Interest expense	61,441	69,058
Redeemable noncontrolling interest in income	1,491	1,741

Earnings available to cover net fixed charges	$107,213	$112,981

Fixed charges:
Interest expense	$61,441	$69,058
Interest capitalized	12,804	17,421

Fixed charges	$74,245	$86,479

Preferred stock dividends	8,859	8,859

Fixed charges and preferred stock dividends	$83,104	$95,338

Earnings available to cover fixed charges	$107,213	$112,981
Divided by fixed charges	$74,245	$86,479

Ratio of earnings to fixed charges	1.4x	1.3x

Earnings available to cover fixed charges	$107,213	$112,981
Divided by fixed charges and preferred stock dividends	$83,104	$95,338

Ratio of earnings to combined fixed charges and preferred stock dividends	1.3x	1.2x